FORM OF AMENDMENT TO AGENCY AGREEMENT

THIS AMENDMENT (“Amendment”), effective as of October 31, 2009, is attached to, and made a part of, that certain Agency Agreement dated as of July 1, 2004 (“Effective Date”), as amended, modified and supplemented from time to time (the “Agency Agreement”), by and among each of the Funds (as such term and other capitalized terms used herein are defined in Addendum 1 to the Agency Agreement) and DST Systems, Inc. (“DST”).

WHEREAS, the Funds and DST have entered into the Agency Agreement; and

WHEREAS, the parties now intend to amend the Agency Agreement pursuant to the terms set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.          The initial Term of the Agency Agreement will be extended until the earlier of (a) the execution by the parties of a new Agency Agreement or an amendment to the Agency Agreement that, among other things, provides for a new Term, or (b) the close of business on June 30, 2010. Accordingly, Section 16.1 of the Agency Agreement is hereby replaced in its entirety with the following:

16.1      Term.   This Agreement shall be in effect for an initial period (the “Term”) commencing on the Effective Date and ending on the earlier to occur of (a) the execution by the parties of a new Agency Agreement or an amendment to the Agency Agreement that, among other things, provides for a new Term, or (b) the close of business on June 30, 2010.

2.          Except as amended herein, all other terms and conditions of the Agency Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS AMENDMENT TO BE EXECUTED IN THEIR NAMES AND ON THEIR BEHALF BY AND THROUGH THEIR DULY AUTHORIZED OFFICERS AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN:

DST SYSTEMS, INC.	ON BEHALF OF EACH OF THE LORD ABBETT FUNDS LISTED IN ADDENDUM 1 ATTACHED TO THE AGENCY AGREEMENT

By: /s/ Thomas J. Schmidt	By: /s/ Lawrence H. Kaplan

Name: Thomas J. Schmidt	Name: Lawrence H. Kaplan

Title: Vice President	Title: Vice President, Secretary